UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

Genesis HealthCare Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is cal-
culated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

YOUR VOTE FOR OUR APRIL 19, 2007 ANNUAL MEETING OF SHAREHOLDERS
HAS NOT BEEN RECEIVED

PLEASE VOTE THE ENCLOSED PROXY CARD TODAY!

April 4, 2007

Dear Genesis HealthCare Shareholder:

          A critical meeting of our Company’s shareholders will take place at 11 a.m., Eastern Time, on April 19, 2007. We are writing to urge you to vote your shares “FOR” approval of the proposed $63.00 per share merger transaction between the Company and a joint venture between affiliates of Formation Capital LLC and JER Partners, as well for as the election of three Class III directors. Your Board of Directors believes that this transaction is in the best interests of the Company. If you have not done so already, please complete the enclosed proxy and mail it in as soon as possible.

          After considering a number of strategic alternatives, your Board, assisted by the independent recommendation of Goldman, Sachs & Co., a leading nationally recognized financial advisor, determined that the transaction with Formation and JER offered the best strategic alternative for the Company and its shareholders. Among the factors that helped the Board reach its conclusion were:

  The fact that the per share cash merger consideration of $63.00 represents a premium of approximately 31% over the average closing price for Genesis common stock over the 30 days prior to the transaction being announced on January 16, 2007;

  The fact that the merger consideration consists solely of cash and is not subject to any financing condition, providing Genesis shareholders with immediate liquidity and certainty of value for their shares of Genesis common stock; and

  The fact that the deal price was the result of a highly competitive auction that drove the price from an initial offer of $51.50 to the $63.00 final price.

You should also know that since the transaction was announced on January 16, 2007, no one (including the other bidders in the auction process) has contacted the Company to indicate an interest in acquiring the Company at a higher price.

YOUR VOTE IS IMPORTANT - PLEASE VOTE TODAY

          No matter how few or how many shares you may own, we encourage all shareholders to take a moment to vote today. For your convenience, you can vote by telephone or internet by following the instruction on the enclosed proxy card, or you can mail back your proxy in the enclosed pre-paid envelope. Shareholders who have questions, or need assistance in voting their shares, should call our proxy advisors, MacKenzie Partners, Inc., toll free at (800) 322-2885.

                                                                                         Sincerely,

                                                                                         George V. Hager, Jr.
                                                                                         Chairman and Chief Executive Officer